Exhibit 99.B(i)(11)

[DECHERT LLP LETTERHEAD]

April 27, 2007

ING Investors Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Re:	Securities Act Registration No. 033-23512
Investment Company Act File No. 811-05629

Ladies and Gentlemen:

We have acted as counsel to ING Investors Trust (the “Trust”), a Massachusetts business trust, and its series, the ING BlackRock Inflation Protected Bond Portfolio (the “BlackRock Portfolio”), ING Franklin Mutual Shares Portfolio (the “Franklin Mutual Shares Portfolio”), ING Franklin Templeton Founding Strategy Portfolio (the “Franklin Templeton Portfolio”) and ING Stock Index Portfolio (the “Stock Index Portfolio”), in connection with the Post Effective Amendment No. 77 to the Registration Statement of ING Investors Trust (the “Registration Statement”) and have a general familiarity with the Trust’s business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the registration of the Adviser Class, Institutional Class and Service Class shares on behalf of the BlackRock Portfolio, Franklin Mutual Shares Portfolio, and Franklin Templeton Portfolio, and the registration of the Service Class shares on behalf of the Stock Index Portfolio.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Adviser Class, Institutional Class and Service Class shares of beneficial interest of the BlackRock Portfolio, Franklin Mutual Shares Portfolio, and Franklin Templeton Portfolio, and the Service Class shares of the Stock Index Portfolio, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about April 27, 2007, will be duly and validly issued, fully paid and non-assessable by the Trust.

Sincerely,

/s/ Dechert LLP